EXHIBIT 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE

Cheniere Energy Partners Reports Fourth Quarter and YE 2011 Results

Houston, Texas - February 24, 2012 - For the quarter and year ended December 31, 2011, Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE Amex: CQP) reported a net loss of $7.5 million and $31.0 million, respectively, compared to a net loss of $2.7 million and net income of $107.6 million, respectively, for the same periods in 2010. For the year ended December 31, 2011, affiliate revenues decreased $116.3 million primarily as a result of the assignment of the terminal use agreement (“TUA”) in June 2010 from Cheniere Marketing, LLC (“Cheniere Marketing”) to Cheniere Energy Investments, LLC (“Investments”), our wholly owned subsidiary, which required us to eliminate for consolidated reporting purposes the TUA revenues under this contract to Sabine Pass LNG, L.P. (“Sabine Pass”), our wholly owned subsidiary.
Overview of Significant Events

▪
During 2011, Sabine Pass Liquefaction, LLC (“Sabine Liquefaction”) made significant progress on the liquefaction project being developed at the Sabine Pass LNG terminal (“Liquefaction Project”), including the following:

•
received an order from the U.S. Department of Energy (“DOE”) with authorization to export domestically produced natural gas from the Sabine Pass LNG terminal as LNG to any country that has, or in the future develops, the capacity to import LNG and with which trade is permissible;

•
entered into a lump sum turnkey engineering, procurement and construction (“EPC”) agreement with Bechtel Oil, Gas and Chemicals, Inc. (“Bechtel”) for the first two LNG trains and related facilities at the Sabine Pass LNG terminal for a contract price of $3.9 billion, which is subject to adjustment by change order; and

•
sold an aggregate of approximately 10.5 million mtpa of LNG per year under three long-term LNG sale and purchase agreements (“SPAs”) which commence upon the date of first commercial delivery for the applicable LNG train

▪	During 2011, we received approximately $69.0 million in net proceeds through equity issuances, including:

•	approximately $9.0 million during the year from the sale of 0.5 million common units through an at-the-market (“ATM”) program; and

•
approximately $60.0 million in September 2011 from the sale of 3.0 million common units in an underwritten public offering and the sale of approximately 1.1 million common units to Cheniere Common Units Holding, LLC.

As of February 2012, Sabine Liquefaction has contracted additional volumes under SPAs and has now sold approximately 16.0 mtpa of LNG, or approximately 89% of the expected nameplate liquefaction volumes that will be available upon the completion of the liquefaction facilities. The fixed fee component for the SPAs equates to a range between $2.25 per million British thermal units (“MMBtu”) and $3.00 per MMBtu and, in aggregate, the fixed fee component from all four SPAs totals approximately $2.3 billion annually.

2011 Results
Cheniere Partners reported income from operations of $37.0 million and $144.6 million for the quarter and year ended December 31, 2011, respectively, compared to income from operations of $40.7 million and $280.8 million for the comparable periods in 2010.
Total revenues for the quarter and year ended December 31, 2011, were $70.8 million and $283.8 million, respectively, compared to total revenues of $72.1 million and $399.3 million for the comparable periods in 2010. Total revenues primarily include capacity payments received from customers in accordance with their TUAs and incremental revenues from tug services and re-export fees. Revenues from affiliates for the year ended December 31, 2011, decreased by $116.3 million when compared to the comparable period in 2010 due to the assignment of Cheniere Marketing's TUA to Investments, partially offset by revenues from the variable capacity rights agreement ("VCRA") with Cheniere Marketing.

Total operating costs and expenses for the quarter and year ended December 31, 2011, were $33.8 million and $139.2 million, respectively, compared to $31.4 million and $118.5 million for the comparable periods in 2010. Development expense (including affiliate) increased $25.9 million for the year ended December 31, 2011, compared to 2010, primarily due to expenses related to the proposed Liquefaction Project. Operating and maintenance expenses (including affiliate) decreased $5.4 million for the year ended December 31, 2011, compared to 2010, primarily due to decreased fuel costs as a result of efficiencies in our LNG inventory management.

Liquefaction Project Update
We continue to make progress on our Liquefaction Project, which is being designed and permitted for up to four liquefaction trains, each with a nominal production capability of approximately 4.5 mtpa. We anticipate LNG exports from the Sabine Pass LNG terminal could commence as early as 2015, with each liquefaction train commencing operations approximately six to nine months after the previous train.
We are advancing towards making a final investment decision on the first two liquefaction trains, which is subject, but not limited to, obtaining regulatory approval from the Federal Energy Regulatory Commission (“FERC”) and obtaining financing.  We estimate that the costs to construct the first two liquefaction trains will be approximately $4.5 billion to $5.0 billion, before financing costs. We expect to finance the first two liquefaction trains with a combination of debt and equity. Construction is expected to commence in the first half of 2012.
Commencement of construction for liquefaction trains 3 and 4 is subject, but not limited to, regulatory approvals, entering into an EPC agreement, obtaining financing and making a final investment decision.  Sabine Liquefaction has engaged Bechtel to complete front-end engineering and design work and to negotiate a lump sum turnkey contract. Construction for LNG trains 3 and 4 is targeted for early 2013.
Summary Liquefaction Project Timeline

Target Date
Milestone	Trains 1 & 2	Trains 3 & 4
▪ DOE export authorization	Received	Received
▪ Definitive commercial agreements	Completed 7.7 mtpa	Completed 8.3 mtpa
- BG Gulf Coast LNG, LLC	4.2 mtpa	1.3 mtpa
- Gas Natural Fenosa	3.5 mtpa
- GAIL (India) Ltd.		3.5 mtpa
- KOGAS		3.5 mtpa
▪ EPC Contract	Complete	4Q12
▪ Financing commitments	1Q12	1Q13
▪ FERC construction authorization	1H12	1H12
▪ Commence construction	2012	2013
▪ Commence operations	2015/2016	2017/2018

Distributions
For the quarters ended on and after June 30, 2010, we paid the initial quarterly distribution of $0.425 to all common unitholders and 2% of the distributions to the general partner but did not make any distributions to the subordinated unitholders. Cash available for distributions to the common unitholders and the general partner is supported by payments made by Total and Chevron for their capacity under their TUAs.

The subordinated units will receive distributions only to the extent we have available cash above the initial quarterly distributions required for our common unitholders and general partner along with certain reserves. Such available cash could be generated through new business development or fees received from Cheniere Marketing under the VCRA whereby Cheniere Marketing will pay Investments 80% of the gross margin for each cargo it delivers to the Sabine Pass LNG terminal. On a longer-term basis, available cash for subordinated unit distributions is expected to be generated from the Liquefaction Project.

2012 Distributions
Cheniere Partners estimates that its annualized distribution to common unitholders for fiscal year 2012 will be $1.70 per unit.

Cheniere Partners owns 100 percent of the Sabine Pass LNG terminal located in western Cameron Parish, Louisiana on the Sabine Pass Channel. The terminal has sendout capacity of 4.0 Bcf/d and storage capacity of 16.9 Bcfe. Additional information about Cheniere Partners may be found on its website: www.cheniereenergypartners.com.

This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere Partners' business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere Partners' LNG terminal business and liquefaction project. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners' actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners' periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

(Financial Table Follows)

Cheniere Energy Partners, L.P.
Selected Financial Information
(in thousands, except per unit data) (1)

	Three Months Ended December 31,		Year Ended December 31,
	2011 (2)	2010 (2)	2011 (2)	2010 (2)
Revenues
Revenues	$68,669	$69,551	$269,183	$268,328
Revenues - affiliate	2,154	2,572	14,607	130,954
Total revenues	70,823	72,123	283,790	399,282

Operating costs and expenses
Development expense	5,697	4,114	32,448	8,738
Development expense - affiliate	1,279	724	4,025	1,824
Operating and maintenance expense	5,949	6,960	21,827	27,068
Operating and maintenance expense - affiliate	3,195	2,924	11,918	12,090
Depreciation, depletion and amortization	10,697	10,638	42,943	42,300
General and administrative expense	1,467	1,146	5,534	6,190
General and administrative expense-affiliate	5,496	4,908	20,469	20,275
Total operating costs and expenses	33,780	31,414	139,164	118,485

Income from operations	37,043	40,709	144,626	280,797
Interest expense, net (4)	(43,475)	(43,441)	(173,590)	(174,016)
Derivative gain (loss)	(1,087)	—	(2,251)	461
Other	57	82	196	326
Net income (loss)	$(7,462)	$(2,650)	$(31,019)	$107,568

Basic and diluted net income per common unit	$0.30	$0.34	$1.23	$1.70

Weighted average number of common units outstanding used for basic and diluted net income (loss) per common unit calculation	31,003	26,416	27,910	26,416

	December 31, 2011 (3)	December 31, 2010 (3)
Cash and cash equivalents	$81,415	$53,349
Restricted cash and cash equivalents	13,732	13,732
LNG Inventory	473	1,212
LNG Inventory - affiliate	4,369	—
Other current assets (4)	9,521	10,360
Non-current restricted cash and cash equivalents	82,394	82,394
Property, plant and equipment, net	1,514,416	1,550,465
Debt issuance costs, net	17,622	22,004
Other assets	13,358	9,976
Total assets	$1,737,300	$1,743,492

Current liabilities (4)	$51,818	$52,134
Long-term debt, net of discount	2,192,418	2,187,724
Deferred revenue, including affiliate	37,766	39,313
Other liabilities (4)	317	329
Total partners' deficit	(545,019)	(536,008)
Total liabilities and partners' deficit	$1,737,300	$1,743,492

(1)	Please refer to Cheniere Energy Partners, L.P. Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

(2)	Consolidated operating results of Cheniere Energy Partners, L.P. and its consolidated subsidiaries for the three months and year ended December 31, 2011 and 2010.

(3)	Consolidated balance sheets of Cheniere Energy Partners, L.P. and its consolidated subsidiaries.

(4)	Amounts include transactions between Cheniere Partners and Cheniere Energy, Inc. or subsidiaries of Cheniere Energy, Inc.

CONTACTS:
Investors: Christina Burke, 713-375-5100
Media: Diane Haggard, 713-375-5259